EXHIBIT 4.3.1
JOINDER AGREEMENT

ORBIMAGE INC.
21700 Atlantic Boulevard
Dulles, Virginia 20166
July 7, 2005
The Bank of New York, as Collateral Agent
101 Barclay Street
New York, New York 10286
Attention: Corporate Trust Division — Corporate Finance Unit
Ladies and Gentlemen:
     Reference is made to the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of June 29, 2005, made by ORBIMAGE Holdings Inc., a Delaware corporation (the “Issuer”), the Guarantors from time to time party thereto and The Bank of New York, as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”).
     This Joinder Agreement supplements the Security Agreement and is delivered by the undersigned, ORBIMAGE INC. (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement. The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the date of the Security Agreement. Without limiting the generality of the foregoing, the New Pledgor hereby grants and pledges to the Collateral Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder. The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement.
     Annexed hereto are supplements to each of the schedules to the Security Agreement with respect to the New Pledgor. Such supplements shall be deemed to be part of the Security Agreement.
     This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.
     THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the New Pledgor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

ORBIMAGE INC.

By:	/s/ William Lee Warren

	Name:	William Lee Warren
	Title:	Vice President, General Counsel and Secretary

AGREED TO AND ACCEPTED:

THE BANK OF NEW YORK,
as Collateral Agent

By:	/s/ Barbara Bevelaqua
Name: Barbara Bevelaqua
Title: Vice President